[Letterhead of Distribution Management Services, Inc.]

November 19, 2007

Mr. Mark Bianchi
SHERB & CO., LLP
Certified Public Accountants
1900 N.W. Corporate Blvd. - Suite E210
Boca Raton, FL 33431

Re:	DISTRIBUTION MANAGEMENT SERVICES, INC.
“DMGS”

Dear Mark:

     We are in receipt of Mr. Bianchi’s letter to us together with the letter he forwarded to the SEC dated November 15, 2007, wherein he advised the SEC that as of November 15, 2007, the client relationship between his firm and DMGS had ended.

     Mr. Bianchi has advised that the reason for his resignation is that he had no support from our accountants in preparing and producing the work needed to adequately completing his audits and reviews.

I now write this letter which should have been written months ago.

     It should have been written months ago because somehow or other I feel that the May 31, 2006 Financial Statements which have been made available to us are somewhat behind the operations. We are a public company. We hired the accountants in three phases in order that the public company would have sufficient talent to keep its Financial Statements on a current basis.

     I know from my relationship with Allen Levi that each month he has advised me as to the status of the matters with which he is concerned which is the basic accounting.

     From there on out, it appears the accountants are solely concerned with fees. Since this issue of fees is of total concern to everybody and since it appears that for the year ending May 31, 2006, we expended $67,140 of which I know the small amounts which were received by Allen Levi, I wonder what the employed accountants have done that put the fees in such a situation as to prevent them from completing the certified Financial Statements for the year ending May 31, 2006.

November 19, 2007
Page -2-

     I know that I have written numerous communications and have responded to each and every question propounded by all accountants, but nevertheless, here we are looking at the Financial Statements which are a year and a half old.

     That factor has led our stockholders to the conclusion that this company does not know the SEC requirements. In that regard, I must agree with the stockholders since it is apparent that I should have questioned much more seriously the conduct of certain of the accounting firms because I know that certain of the accounting firms are responsible for the failure to complete the statement of May 31, 2006.

     Of course I know you all agree that the foregoing statement is not intended to refer to the Levi firm because insofar as I know they have done their job submitting the information and that seems to be where it stops.

     I will be obtaining a breakdown of the disbursement of the accounting fees of May 31, 2006, and upon obtaining that breakdown you will hear further from me.

     I am grateful to Mr. Bianchi for his letter where he states “we have been as receptive to your company’s need as possible but feel that there is no support from your accountants ….” I would appreciate, Mr. Bianchi, if you would advise me as to what work was needed and who failed to prepare or produce the work which you required to complete your accounting reports.

     It is so easy to fluff off the blame to somebody else by general statements. Please, therefore, advise me as to where the exact problems arose. We then can perhaps seek remedies and omit that phase of the accounting process.

     I trust that this company will survive the misconduct of the accounting firms.

Sincerely,

DISTRIBUTION MANAGEMENT SERVICES, INC.

/s/ Leo Greenfield

LG:mc	LEO GREENFIELD
cc: Mr. Allen Levi	President
cc: Ms. Daisy Aronce